Exhibit 10.2

FABRICATION AND BUILDING SERVICES AGREEMENT

THIS FABRICATION AND BUILDING SERVICES AGREEMENT (this “Agreement”) is made and entered into as of June 24, 2021 (“Effective Date”) by and between JDI-CUMBERLAND INLET, LLC, a Georgia limited liability company (the “Company”), and SG Echo, LLC, a Delaware limited liability Company, (the “Manager”).

RECITALS

WHEREAS, the Company is currently owned by JACOBY DEVELOPMENT, INC. (“JDI”), and SGB Development Corp. (“SG DEV.”); and

WHEREAS, Manager is an affiliate of SG DEV.;

WHEREAS, the Company was formed for the purpose of:

(i)	acquiring and owning the “Project Land,” as that term is defined in the Company’s Operating Agreement dated as of June 29, 2021 (the “Operating Agreement”);

(ii)	developing the improvements on the Project Land, including a marina, town center, apartments and single family units, townhomes, commercial, retail and lodging buildings/structures, eco-tourism park, camping yurts, cabins and cottages (collectively the “Project Buildings”),

(c)	developing, operating, improving, financing, refinancing, recapitalizing, leasing, managing, commercially exploiting and eventually selling the “Project,” (as defined in the Operating Agreement”) and otherwise dealing with the Project for the benefit of the Company; and

WHEREAS, it is the intent of the Company that each member shall provide certain services to the Company including, but not limited to, the purchase and development of Project Land, the construction of the Project, and the marketing and sale of the units contained therein.

NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated into this Agreement as an integral part hereof and not as mere recitals hereto, and of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

II. SCOPE OF ENGAGEMENT

1.1 Provision of Services. The Company hereby retains the Manager for the purpose of designing, fabricating and installing the Project Buildings utilizing modular structures fabricated by Manager (hereafter the “Services”). The Services do not include any site work, including construction of foundations, civil engineering, provision of utilities etc., which shall be the sole responsibility of a designated entity hired by Company. The Manager shall provide the Services subject to the goals, policies, objectives and directives established by the Company, from time to time, all of which shall be consistent with applicable municipal, state and federal law, as well as the requirements of any applicable building codes. The Manager shall submit to the Company, for approval and payment, the design plans and drawings, budget (“Budget”) and purchase orders, and any other agreements, necessary to design, building, fabrication and installation of the Project Buildings.

1.2 Standard of Performance. The Manager shall perform all Services for the account of and as agent of the Company. The Manager shall perform the Services using commercially reasonable efforts consistent with industry standards. The Manager’s provision of the Services shall be subject to the control of the Company, which shall have final authority in all matters relating to the operations.

1.3 Right of First Refusal; Right to Subcontract.

(a) Right of First Refusal. During the Term (as defined below) the Manager shall have the right of first refusal with respect to each segment, aspect or phase of the construction of the Project Buildings i.e. single family units, townhomes, commercial, retail and lodging buildings/structures, camping yurts, cabins and cottages (each a “Project Phase”). So long as Manager’s quote for a given Project Phase is no more than five (5%) percent (inclusive of all overhead, burden and profit) more than the average of all bona fide, arm’s length bids (inclusive of all overhead, burden and profit and for substantially the same scope and quality of work) that the Company obtains from reputable, unaffiliated builders, said Project Phase shall be awarded to Manager.

(b) Last Look. In the event that the Manager’s quote for a given Project Phase more than five (5%) percent (inclusive of all overhead, burden and profit) more than the average of all bona fide arm’s length bids (inclusive of all overhead, burden and profit and for substantially the same scope and quality of work) the Company obtains from reputable, unaffiliated builders, Manager shall nonetheless have the right to match such best bona fide, arm’s length offer and secure the work.

(c) Subcontracting. The Manager shall have the right to subcontract with any other persons or entities, including any affiliate of the Manager, for the provision of any of the Services; provided, however, that the Manager shall remain obligated to the Company under this Agreement for any such subcontracted Services and the Company shall be responsible for paying all fees or expenses owed to such subcontractors. Any third-party costs of additional services (i.e., those services outside of the Manager’s obligations under this Agreement) shall be billed without mark-up and paid by the Company.

1.4 Authority. The Manager shall have the right to act as the agent of the Company in the procuring of licenses, permits and other approvals, the payment and collection of accounts and in all other activities necessary, appropriate or useful to the Manager in carrying out its duties as specified under this Agreement. The Manager shall have the further authority, without approval of the Company, to enter into any third-party contract on behalf of the Company the expense of which is either (i) included in the Company’s Budget; or (ii) either a single contract or multiple contracts in the aggregate do not exceed the sum of $25,000 for items not included in the Company’s Budget.

1.5 Retained Authority. Nothing in this Agreement is intended to delegate to Manager any of the powers, duties or responsibilities vested exclusively in the Company by law or under the Operating Agreement.

1.6 Duties and Responsibilities of the Parties. During the Term of this Agreement, each party shall cooperate with the other to provide timely responses to informational or other requests to enable all parties to perform their obligations and to enhance the success of the Project. Each party agrees not to undertake any actions or activities, or fail to undertake any actions or activities such that the other party would be precluded from the due observance or performance of its duties and responsibilities hereunder. Company shall cooperate with Manager in the fulfillment of its duties hereunder, including, without limitation, attending (or sending representatives to attend) requested meetings, providing input to Manager, being available for consulting and signing documents and providing information with regard to necessary approvals or permitting.

II. TERM

2.1 Term. The term of this Agreement shall commence as of the date hereof and shall continue in full force and effect for an initial term of three (3) years (the “Initial Term”). At the end of the Initial Term or any Renewal Term (as defined below), and, subject to the Company’s right to terminate this Agreement upon a default as provided for in Section 2.2, this Agreement shall automatically renew for successive two (2) year terms (each a “Renewal Term” and together with the Initial Term, the “Term”).

2.2 Termination Upon Default. Upon thirty (30) days’ prior written notice, or ten (10) days’ prior written notice upon a payment default, either party (the “Terminating Party”) shall have the right to terminate this Agreement upon a material breach of this Agreement by the other party (the “Breaching Party”). In the event termination is for an alleged material breach other than a payment default, such notice shall describe in detail the basis upon which the Terminating Party believes such termination is justified. Upon receipt of such notice, the Breaching Party shall have thirty (30) days, or ten (10) days with respect to a payment default, during which to cure such alleged breach under this Agreement, and upon such cure being effected, this Agreement will continue in full force and effect; provided, however, that the Breaching Party shall only be entitled to cure two (2) payment defaults in any one (1) calendar year; provided, further, that in the event a Breaching Party has a third payment default in any one (1) calendar year, the Terminating Party shall be entitled to terminate this Agreement immediately upon written notice to the Breaching Party. Furthermore, if the Breaching Party has diligently attempted to effect such a cure of a breach, other than a payment default, within such thirty (30) day period but cannot complete such cure because of the failure of a third party (such as a governmental agency) to act within such period, then the Breaching Party shall have a reasonable time beyond such thirty (30) day period to complete its cure of the alleged breach.

2.3 Termination Upon Bankruptcy. Either party may terminate this Agreement immediately, upon written notice to the other party, (i) if the other party appoints or consents to the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, files a voluntary petition in bankruptcy, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangements with creditors or to take advantage of any insolvency law, or (ii) if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating such party bankrupt or insolvent, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) days.

2.4 Payment Upon Termination. Upon termination of this Agreement, the Company shall owe the Manager the full amount of any fees owing and/or earned or accrued pursuant to the terms hereof, up through and including the date of termination, all of which shall be paid within sixty (60) days of the termination. Upon termination hereof, the Manager’s obligations to perform services hereunder shall cease completely; provided, however, that the Company and the Manager shall perform such matters as are reasonably necessary, and requested in good faith by either party, to wind up their activities under this Agreement.

III. FEE FOR SERVICES

3.1 Reimbursement of Advances and Expenses. The Company shall reimburse the Manager for any amounts paid by the Manager during the Term of this Agreement, if any, to subcontractors and vendors on behalf of Company (“Advances”) for services, supplies and equipment paid for by the Manager, all as set forth on the approved Budget. Nothing herein shall be deemed to obligate the Manager to make any Advances on behalf of the Company~~.~~ In addition, the Company shall reimburse the Manager for reasonable out-of-pocket expenses (“Expenses”) incurred by the Manager and documented by receipts in connection with travel, lodging and meals of Manager personnel who make on-site visits to the Project; provided that any individual expense or series of related expenses that in the aggregate exceed the sum of $1,000 must be approved in advance and in writing by the Company.

3.2 Fees. During the Term, and provided the Manager is not in breach of this Agreement, the Manager shall be entitled to receive payment from the Company as follows: for rendering the Management Services an annual or monthly fee equal to be set forth in the Budget (the “Management Fee”).

IV. INDEPENDENT CONTRACTOR STATUS

4.1 Contractors. Notwithstanding any provision contained herein to the contrary, each of the Company and the Manager understand and agree that the Services hereunder shall be rendered by the Manager as an independent contractor, and therefore neither the Company nor the Manager is an employee, employer, partner, joint venturer, or, except as explicitly provided for herein, agent of the other for purposes of this Agreement.

V. INSURANCE AND INDEMNIFICATION

5.1  Required Coverages. During the Term of this Agreement and for an appropriate “tail” period thereafter, the Manager shall obtain on behalf of Company, or assist the Company with obtaining, commercially reasonable insurance coverages on commercially reasonable terms and conditions, all at the Company’s sole cost and expense, and to name the Manager, SG DEV. and JDI as an additional insured on all such policies, including the following insurance coverages:

a. Workers’ compensation coverage with statutory limits and Employer’s Liability coverage with minimum limits of $1,000,000 per accident for bodily injury by accident, $1,000,000 policy limit by disease, and $1,000,000 per employee for bodily injury by disease;

b. Professional and comprehensive general liability insurance covering the Company, the Manager, SG DEV. and JDI in an amount at least equal to $1,000,000 per occurrence, $3,000,000 in the annual aggregate and upon commercially reasonable terms and conditions, and excess insurance above professional and comprehensive general liability insurance in an amount equal to at least $4,000,000 per occurrence and $4,000,000 in the annual aggregate; and

c. Property and casualty insurance covering the Company and SG DEV. against loss of or physical damage to the Project (or any modular units consisting thereof) and the tangible assets used in connection with the rendition of the Services.

5.2 Indemnification by the Company. The Company hereby agrees to indemnify and hold the Manager, its affiliates and Company’s, and their respective officers, directors, agents, Company’s and affiliates (each a “Manager Indemnified Party”) harmless from and against any and all claims, actions, liabilities, losses, costs and expenses of any nature whatsoever, including reasonable attorneys’ fees and other costs of investigating and defending any such claim or action (a “Loss”), which may be asserted against any Manager Indemnified Party, in connection with the acts or omissions of the Company hereunder, but excluding any Loss arising as a result of the gross negligence or willful misconduct of the Manager.

5.3 Indemnification by the Manager. The Manager hereby agrees to indemnify and hold harmless the Company, its members and affiliates and and their respective officers, directors, employees agents (each an “Company Indemnified Party”) from and against any and all Losses which may be asserted against any Company Indemnified Party in connection with the performance by the Manager of the Services, but excluding any Loss arising as a result of the gross negligence or willful misconduct of a person over which it had no control over or responsibility for.

VI. NOTICES

6.1 Written Notice. All notices, demands, requests and other communications or documents required or permitted to be provided under this Agreement shall be provided in writing and shall be given to the applicable party at its address or facsimile number set forth below or such other address or facsimile number as the party may later specify for that purpose by notice to the other party:

If to the Manager:	SG Echo LLC

Attention: Paul Galvin, Manager

With a copy of all notices to:
Steven Soulios, Esq.
Ruta Soulios & Stratis LLP
ssoulios@lawnynj.com

If to the Company:	JDI-Cumberland Inlet, LLC

8200 Roberts Drive, Suite 200
Atlanta, GA 30350
Attention: James F. Jacoby

Each notice shall, for all purposes, be deemed given and received:

a.  if given by facsimile, when the facsimile is transmitted to the party’s facsimile number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours on any business day or on the next business day if not confirmed during normal business hours;

b.  if by hand, when delivered;

c.  if given by nationally recognized and reputable overnight delivery service, the Business Day on which the notice is actually received by the party; or

d.  if given by certified mail, return receipt requested, postage prepaid, five (5) Business Days after posted with the United States Postal Service.

VII. MISCELLANEOUS

7.1 Authority. Each individual signing this Agreement warrants that such execution has been duly authorized by the party for which he is signing. The execution and performance of this Agreement by each party has been duly authorized by all applicable laws and regulations and all necessary corporate action, and this Agreement constitutes the valid and enforceable obligation of each party in accordance with its terms.

7.2 Agreement. This Agreement is an attachment to the Limited Liability Company Agreement of JDI-Cumberland Inlet, LLC and is not meant to supersede such Operating Agreement but to add to its terms and conditions. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and no party shall be entitled to benefits other than those specified herein.

7.3 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia without regard to its conflicts of law principles.

7.4 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. The term “person” means any individual, corporation, partnership, trust or other entity. No provision of this Agreement shall be interpreted for or against either party hereto on the basis that such party drafted such provision, each party having participated equally in the drafting hereof, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.5 Headings. The headings used in this Agreement have been inserted for convenience and do not constitute provisions to be construed or interpreted in connection with this Agreement.

7.6 Counterparts. This Agreement may be executed in two (2) or more counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be constructed together and shall constitute one agreement. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes. Signature pages transmitted electronically shall be treated as originals.

7.7 Amendments. This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.

7.8 Waiver. Failure by any party to enforce any of the provisions hereof for any length of time shall not be deemed a waiver of its rights set forth in this Agreement. Such a waiver may be made only by an instrument in writing signed by the party sought to be charged with the waiver. No waiver of any condition or covenant of this Agreement shall be deemed to imply or constitute a further waiver of the same or any other condition or covenant, and nothing contained in this Agreement shall be construed to be a waiver on the part of the parties of any right or remedy at law or in equity or otherwise.

7.9 Business Days. If any due date contained herein falls on a Saturday, Sunday or legal holiday, the due date shall be deemed to be the following business day.

7.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

7.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provisions will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

7.12 No Conflict of Interest. It is hereby acknowledged that the Manager and its affiliated companies are currently in the business of owning and operating a manufacturing facility and providing construction, design, build and fabrication services and related services to other entities apart from the services that the Manager will provide to the Company under this Agreement (the “Permitted Activities”), and the Company shall have no interest in whatsoever in such Permitted Activities. Nothing in this Agreement shall prohibit the Manager or any of its affiliated companies from engaging in the Permitted Activities or from providing related services or engaging in other activities.

7.15 Changes in Law. To the extent that changes in law or regulation or definitive changes in the construction of law or regulation articulated by an appropriate regulatory entity, court of law or a mutually acceptable opinion of counsel require the restructuring of the relationship between the parties established by this Agreement, the parties shall negotiate in good faith to amend this Agreement and otherwise restructure their relationship in order to effectuate their mutually agreed upon purposes.

7.16 Force Majeure. If any of the parties hereto is delayed or prevented from fulfilling any of its obligations under this Agreement by “Force Majeure” (as defined below), said party shall not be liable under this Agreement for said delay or failure. “Force majeure” shall mean any cause beyond the reasonable control of a party, including, but not limited to, act of God, act or omission or civil or military authorities of a state or nation, fire, strike, flood, riot, hurricane, tornado, pandemic, or war delay of transportation or any other act or omission beyond the reasonable control of a party.

7.17 Assignment. The Manager may not assign this Agreement without the prior written consent of the Company, except that such consent shall not be required for an assignment to (i) any person or entity directly or indirectly controlling, controlled by or under common control with the Manager or to any entity owned by Manager or its affiliates and Manager’s investment partner (if applicable), (ii) any entity that is, concurrently with such assignment, succeeding to substantially all of the assets and liabilities of the Manager, or (iii) any entity or such entity’s affiliates that becomes the owner of the Manager’s or its affiliates’ interest in the Company. The Company may not assign this Agreement without the prior written consent of the Manager, except that such consent shall not be required for an assignment to (i) any person or entity directly or indirectly controlling, controlled by or under common control with the Company or to any entity owned by the Company or its affiliates and the Company’s investment partner (if applicable) or (ii) any entity that is, concurrently with such assignment, succeeding to substantially all of the assets and liabilities of the Company. All of the terms, provisions, covenants, conditions and obligations of this Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties hereto.

[Signature Page to Follow]

SIGNATURE PAGE TO FABRICATION AND BUILDING SERVICES AGREEMENT

IN WITNESS WHEREOF, the parties have executed this FABRICATION AND BUILDING SERVICES AGREEMENT on the date first above written.

MANAGER: SG ECHO LLC

By:	/s/ Paul Galvin

Printed Name: Paul Galvin

Title: Manager

COMPANY:
JDI-CUMBERLAND INLET, LLC

By:	/s/ James F. Jacoby

Printed Name:	James F. Jacoby

Title:	President